Exhibit 99.1

FOR IMMEDIATE RELEASE:

Equity One Reports a 7.9% Increase in First Quarter 2005 FFO per Share

NORTH MIAMI BEACH, FL, May 3, 2005 – Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern United States and in the metropolitan Boston, Massachusetts area, announced today its financial results for the quarter ended March 31, 2005 as follows:

First Quarter 2005 Financial Highlights

•	Increased funds from operations (“FFO”) in the first quarter 13.9% to $30.6 million in 2005 from $26.9 million in 2004 and increased FFO per diluted share 7.9% to $0.41 in 2005 from $0.38 in 2004;

•	Increased net income in the first quarter 7.7% to $21.8 million or $0.29 per diluted share in 2005 from $20.2 million or $0.29 per diluted share in 2004;

•	Achieved a 4.1% increase in same property net operating income (“NOI”) and an overall NOI margin of 74.9%;

•	Acquired two development land parcels for a total of $14.4 million; and

•	Sold one income producing property for $14.9 million generating a $1.6 million gain on sale.

Operating Highlights

•	Increased the occupancy rate in the core shopping center portfolio to 94.8% at March 31, 2005 from 91.8% at March 31, 2004;

•	Executed 89 lease renewals aggregating 195,876 square feet and increased the rental rate on these leases by 5.0% to $16.02 per square foot;

•	Executed 86 new leases totaling 340,280 square feet at an average rental rate of $12.12 per square foot, a 19.1% increase over the $10.18 rate of those leases which expired in the first quarter; and

•	Completed and leased $7.1 million of development projects with an incremental NOI yield on cost in excess of 8.8%.

     “We are very pleased with our first quarter results,” stated Chaim Katzman, Chairman and Chief Executive Officer. “Our higher occupancy levels coupled with the overall quality of our portfolio resulted in particularly strong leasing performance. We increased our renewal rents by 5% on average, achieved a 19.1% positive spread on our new lease rates and ended the quarter 94.8% occupied in the core retail portfolio. We continued to expand our development activities, acquiring two parcels of land for future supermarket-anchored shopping center developments, investing $3.9 million in ongoing developments, completing the leasing of $7.1 million of finished projects and initiating a series of new projects. Our financial condition is extremely sound with excellent metrics on leverage, interest coverage and financial flexibility. We remain optimistic about our future prospects and hope to continue to deliver superior results for our stockholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the three months ended March 31, 2005, FFO increased 13.9% to $30.6 million from $26.9 million for the comparable period in 2004. FFO per diluted share increased 7.9% to $0.41 in the first quarter of 2005 from $0.38 in the first quarter of 2004. Net income in the first quarter of 2005 increased 7.7% to $21.8 million from $20.2 million in the first quarter of 2004. Net income per diluted share was $0.29 for both the first quarter of 2005 and 2004. Total rental revenues in the first quarter of 2005 increased 18.8% to $62.1 million from $52.3 million in the first quarter of 2004.

The quarter ended March 31, 2005 included a gain of $1.6 million on the sale of real estate, while the quarter ended March 31, 2004 included a gain of $2.0 million on the sale of real estate.

At March 31, 2005, our fully diluted market capitalization totaled $2.5 billion, comprising 74.6 million shares of common stock and $978.7 million of net debt (excluding any unamortized fair market premium/discount and net of cash). Our ratio of net debt to total market capitalization was 38.9%, and our ratio of net debt to gross real estate cost and securities investments was 48.6%.

PORTFOLIO OVERVIEW

As of March 31, 2005, our core shopping center portfolio was 94.8% occupied versus 91.8% at March 31, 2004. We currently own 188 properties consisting of 129 supermarket-anchored shopping centers, nine drug store-anchored shopping centers, 41 other retail-anchored shopping centers, six development parcels and three commercial properties, as well as a non-controlling interest in one unconsolidated joint venture.

At March 31, 2005, the average base rent per leased square foot for our core retail portfolio was $10.20, a 6.8% increase from $9.55 per square foot at March 31, 2004.

During the first quarter of 2005, we renewed 89 leases aggregating 195,876 square feet and increased the average rental rate on these renewals by 5.0% to $16.02 per square foot. We also signed 86 new leases aggregating 340,280 square feet at an average rental rate of $12.12 per square foot, an increase of 19.1% over the $10.18 rate of those leases which expired in the first quarter. Overall, we gained approximately $1.1 million of annualized minimum rent in the first quarter of 2005 including renewals, new leases and departing tenants.

Excluding lease termination revenues, our same property net operating income increased 4.1% in the first quarter of 2005 compared to the first quarter of 2004, comprising 156 properties for which the occupancy rate increased to 94.8% from 93.7%, respectively.

OTHER ACQUISITIONS AND DISPOSITIONS

During the quarter ended March 31, 2005, we acquired two development parcels of land as follows:

			Purchase Price
Property	Location	Acres	(in thousands)
Sunlake Development Parcel	Tampa, FL	155 acres	$12,600
Winchester Plaza	Huntsville, AL	33 acres	1,827
			$14,427

During the quarter ended March 31, 2005, we sold one shopping center, as follows:

			Sales Price
Shopping Center	Location	Square Feet	(in thousands)
North River Village	North Ellenton, FL	177,128	$14,880

			$14,880

As of March 31, 2005, we had one property held for sale, which was sold in April 2005.

INVESTMENT IN CEDAR SHOPPING CENTERS (NYSE:CDR)

As of March 31, 2005, we owned approximately 1.9 million shares of common stock of Cedar Shopping Centers, Inc., representing approximately 9.8% of Cedar’s total outstanding shares of common stock, and 220,000 shares, representing a 6.2% stake, of Cedar’s 8.875% Series A Cumulative Redeemable Preferred Stock. As of May 3, 2005, following Cedar’s recent offering of common stock, we had increased our ownership of Cedar’s common stock to approximately 2.1 million shares, representing approximately 9.6% of Cedar’s total outstanding shares of common stock. Cedar is a self-managed REIT engaged in the ownership, development and management of community and neighborhood shopping centers anchored by supermarkets, drug stores and other retailers, with a geographic concentration in Pennsylvania and certain neighboring states. We are holding both the common and preferred shares for investment purposes.

DEVELOPMENTS AND REDEVELOPMENTS

As of March 31, 2005, we had over 20 development and redevelopment projects underway or in the planning stages totaling approximately $84.6 million of asset value, and, based on current plans and estimates, requiring approximately $34.6 million of additional capital to complete beyond the $50.0 million already invested. These include:

•	Shops at Skylake in North Miami Beach, Florida, where we are in the process of adding 33,000 square feet anchor store space;

•	Spalding Village in Griffin Georgia where we have reconfigured and redeveloped previously vacant anchor and other space and are completing the associated lease-up;

•	The development of three supermarket-anchored shopping centers, one in Homestead, Florida, one in McDonough, Georgia, and the other in Huntsville, Alabama on parcels of land we currently own; and

•	The development of a 155 acre mixed use project encompassing a combination of retail, office and residential uses located in the Tampa, Florida area.

These developments and redevelopments are scheduled for completion between the fourth quarter of 2005 and late 2007. In first quarter of 2005, we completed and leased a total of $7.1 million of development projects resulting in incremental net operating income of approximately $628,000 on an annualized basis.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are maintaining our guidance for calendar year 2005 FFO per diluted share to be in a range of $1.64 to $1.68. We currently anticipate that the growth in our FFO in 2005 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, as well as incremental income from property acquisitions, developments and redevelopments offset by our ongoing asset sales program. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2005		Range
Earnings per diluted share	$1.20	to	$1.23
Less:gain on sale of real estate	(0.07)	to	(0.07)
Plus:real estate depreciation	0.51		0.52

FFO per diluted share	$1.64	to	$1.68

For presentation purposes, we have assumed no gains from the sale of real estate other than those already reported.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, May 4, 2004 at 1:00 p.m. EDT to discuss our performance for the first quarter 2005. The call will be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S./Canada) or 706-679-3073 (international). No pass code is required.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) using pass code 5283500. The telephone replay will be available through Wednesday, May 18, 2005.

SECOND QUARTER CONFERENCE CALL

We currently anticipate that we will release our second quarter earnings on Tuesday, August 2, 2005, after the marker close and will host our second quarter conference call on Wednesday, August 3, 2005 at 1:00 p.m. EST. We expect to issue a press release in advance of these events to confirm the dates and provide all related information.

FOR ADDITIONAL INFORMATION

For a copy of our first quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Barbara Abreu at babreu@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended March 31,
Operating Data	2005	2004
Total Rental Revenues	$62,110	$52,264

Net Income	$21,790	$20,239

Earnings per share (basic)	$0.30	$0.29

Earnings per share (diluted)	$0.29	$0.29

Number of shares used in computing earnings per share:
Basic	73,043	69,115

Diluted	74,193	71,021

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended March 31,
	2005	2004
Net income	$21,790	$20,239
Adjustments:
Rental property depreciation and amortization	10,446	8,432
Gain on sale of real estate	(1,615)	(2,035)
Minority interest	28	199
Pro-rata share of real estate depreciation from joint ventures	—	65

Funds from operations	$30,649	$26,900

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months
	ended March 31,
	2005	2004
Earnings per diluted share*	$0.29	$0.29
Adjustments:
Depreciation and amortization related to rental properties	0.14	0.12
Gain on sale of real estate.	(0.02)	(0.03)

Funds from operations per diluted share	$0.41	$0.38

*Earnings per diluted share reflect the add-back of the minority interest which is convertible to shares of our common stock.

Balance Sheet Data	March 31, 2005	December 31, 2004
Investments in real estate (before accumulated depreciation)	$1,971,044	$1,969,621

Total assets	$1,992,649	$1,992,292

Mortgage notes payable	$488,817	$495,056

Unsecured revolving credit facilities	$144,763	$147,000

Unsecured senior notes payable	$345,165	$347,261

Total liabilities before minority interests	$1,047,850	$1,059,507

Stockholders’ equity	$943,382	$931,388

Total liabilities, minority interest and stockholders’ equity	$1,992,649	$1,992,292